EXHIBIT 99.1
Pamela L. Carter Elected to CSX Corporation Board of Directors
JACKSONVILLE, Fla., June 30, 2010 /PRNewswire via COMTEX/ —
CSX Corporation (NYSE: CSX) today announced that Pamela L. Carter has been appointed to the company’s board of directors, effective June 29, 2010. Carter will serve on the company’s Governance Committee and Operations and Public Affairs Committee.
Carter is President of Cummins Distribution, a $1.8 billion division of Cummins Inc., a position she has held since 2008. She joined Cummins in 1997 and has held a variety of leadership positions in the company.
Prior to her career with Cummins, Carter served in several capacities with the State of Indiana. She was the first African-American woman elected to the office of Attorney General in any state. She also served as Parliamentarian of the Indiana House of Representatives, Deputy Chief-of-Staff to Governor Evan Bayh, Executive Assistant for Health Policy and Human Services and Security Enforcement Attorney for the Office of the Secretary of State.
Carter currently serves on the board of directors of Spectra Energy Corporation.
“Pamela Carter brings strong operational experience and insight into regulatory and public policy matters,” said Michael J. Ward, CSX chairman, president and chief executive officer. “We are honored that she has agreed to serve as a director and to help lead the continued growth and success of our company.”
Carter’s appointment increases the size of the CSX board from 11 members to 12.
CSX Corporation, based in Jacksonville, Fla., is one of the nation’s leading transportation companies, providing rail, intermodal and rail-to-truck transload services. The company’s transportation network spans approximately 21,000 miles, with service to 23 eastern states and the District of Columbia, and connects to more than 70 ocean, river and lake ports. More information about CSX Corporation and its subsidiaries is available at the company’s web site, www.csx.com.
SOURCE CSX Corporation